UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 5, 2003

PIVOTAL CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

000-26867	98-0366456

(Commission file number)	(I.R.S. Employer Identification No.)

Suite 700 – 858 Beatty Street
Vancouver, British Columbia, V6B 1C1

(Address of Principal Executive Offices and Zip Code)

Telephone (604) 699-8000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 9.  Regulation FD Disclosure

Pivotal Provides Update on Status of CDC Offer

Vancouver, B.C. – December 5, 2003 – Pivotal Corporation (NASDAQ:PVTL — News; TSX:PVT — News; “Pivotal”) announced today that it has received an extension until 8:00 p.m. (Vancouver time), on Saturday, December 6, 2003 to accept a firm offer from chinadotcom corporation (NASDAQ: CHINA), through its software unit, CDC Software Corporation (“CDC”), to acquire all of the issued and outstanding shares of Pivotal Corporation. This extension has been granted by CDC to permit Pivotal to comply with the logistical aspects of accepting the CDC offer in accordance with the terms of the agreement with the Oak Group.

Forward Looking Statements:

This press release contains forward-looking statements concerning the pending transaction with chinadotcom and CDC and the date of the initial and final court applications in respect of the pending transaction, the extraordinary meeting of Pivotal’s shareholders to consider the transaction with chinadotcom and CDC and the closing of such transaction. Forward-looking statements are not statements of historical fact, and actual results or events may differ materially from those described in the forward-looking statements, as a result of a variety of risks, uncertainties and other factors, including, without limitation, the risk that CDC may not perform its obligations under any agreement that it has or may in the future have with Pivotal, that conditions to closing of any acquisition agreement may not be satisfied, that one or more third parties may make competing acquisition proposals, commence litigation or take other action to seek to delay or prevent consummation of a transaction, or other events may cause Pivotal’s board to deem it advisable to hold the shareholders meeting at a different time or place than presently anticipated. Pivotal assumes no obligation to update forward-looking statements to reflect future events.

Investor and Press Contacts:

Mackenzie Partners —

Larry Dennedy (212) 929-5239 ldennedy@mackenziepartners.com	Daniel Burch (212) 929-5748 dburch@mackenziepartners.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

PIVOTAL CORPORATION

Date: December 5, 2003
/s/ Trevor Wiebe
Trevor Wiebe In-House Counsel and Corporate Secretary